NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, LA 70112

Financial Contacts: Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Announces Mud/Topsoil Slide Near Mining Operations

NEW ORLEANS, LA, March 23, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported that on March 23, 2006, at approximately 1 a.m. local time, a mud/topsoil slide occurred from a mountain ridge above service facilities supporting PT Freeport Indonesia’s (PT-FI) mining operations. The material damaged a mess hall and an adjacent area. Regrettably, three contract workers were fatally injured in the event and four workers with injuries were hospitalized. The event did not directly involve operations within the Grasberg mine or PT-FI’s milling operations. An assessment of the causes of this event is under way.

James R. Moffett, Chairman of the Board of FCX, Richard C. Adkerson, President and Chief Executive Officer of FCX and Adrie Machribie, President Director of PT-FI said: “We are saddened by the loss of three workers and the injuries suffered from this event. We extend our heart-felt sympathy to the families of those who perished. Nothing is more important to our organization than the safety of our workers and we are committed to maintaining a safe environment in our operations.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

# # #